                                                                Form 10-K
                                                                Year Ended
                                                                12/31/00
                                                                Exhibit 10(r)

                       NON-COMPETE, NON-SOLICITATION AND
                          NON-DISPARAGEMENT AGREEMENT

  This Agreement dated as of February 1, 2001, is made by and between Jonathan
P. Ward ("Ward") and R. R. Donnelley & Sons Company, a Delaware corporation (the "Company").

                                  WITNESSETH:

  Whereas, Ward resigned from his position as President and Chief Operating Officer of the Company as of January 9, 2001 (the "Resignation Date"); and

  Whereas, the Company desires to enter into this Agreement to clarify certain of its obligations to Ward and to receive from Ward certain agreements as to his future activities;

  Now, Therefore, Ward and the Company, in consideration of the agreements, covenants and conditions contained herein, hereby agree as follows:

    1. Effects of Resignation.

      (1) Ward has received salary for the period ending on the Resignation Date and the Company has paid to Ward a cash lump sum for all days of vacation accrued but unused by him as of the Resignation Date. These payments fully satisfy all obligations of the Company to Ward for salary, bonus, vacation and other benefit-related amounts.

      (2) As soon as practical after the Resignation Date, Ward shall submit all expense account records and vouchers relating to his employment with the Company, and the Company shall reimburse Ward in accordance with its standard practices and procedures for such expenses.

      (3) The rights with respect to Ward's outstanding option awards shall be as provided by the respective plans and agreements under which they were granted. All outstanding restricted stock awards shall be canceled as of the Resignation Date.

      (4) Ward shall have the option, as (sic) his personal expense, to continue in effect policies providing disability and life insurance previously paid for on his behalf by the Company. The Company shall forward to Ward statements for premiums due on such policies in a manner which provides Ward sufficient time to make such premium payments, should he so elect.

    2. Confidentiality, Non-Solicitation, Non-Disparagement and Non-
  Competition.

      (1) Ward reaffirms and agrees to comply with the terms of the Agreement Regarding Confidential Information, Intellectual Property and Non-Solicitation of Employees signed by Ward on November 14, 1988, a copy of which is attached as Exhibit A hereto and is incorporated herein by reference. Ward acknowledges that he has returned to the Company all Company papers, books, records, computer programs, or like materials which were in his possession or control at the Resignation Date, except for such copies of documents describing the terms and conditions of arrangements between Ward and the Company which survive termination of employment.

      (2) In consideration of the payments to be made by the Company pursuant to Section 3 of this Agreement, the positions of trust and confidence Ward has occupied and the information of a highly sensitive and confidential nature he has received as a result of his previous position with the Company, Ward agrees that he will not, during the period commencing on the Resignation Date and ending on December 31, 2003, without the prior written consent of the Company, either directly or indirectly own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in, or aid or assist any entity whose primary business is in competition with any of the Company's businesses in either the Long Run Print or High Value sectors of the Company as of the Resignation Date, including but not limited to the following entities: QuebWorld (Quebecor Printing Inc.), Quad-Graphics, Bowne & Co., Inc., Merrill Corporation, Big Flower Holdings, Banta Corp., Moore Corporation, United Parcel Service or Applied Graphics Technologies. It is understood and agreed that, for the purposes of the foregoing provisions of this Section 2 ownership of not more than five percent (5%) of the voting stock of any of the above entities that are publicly held shall not, of itself, constitute a violation of this Section 2.

      (3) In consideration of the covenants and agreements of the parties herein contained and the payments to be made by the Company pursuant to
    Section 3 of this Agreement, each party agrees not to disparage the other, including in the case of the Company, its officers, employees and directors. If any prospective employer of Ward requests a reference, the Company shall report only the fact that Ward worked for the Company, the positions held and salary earned.

      (4) The following additional provisions shall apply to the covenants of Ward contained in this Section 2:

        (1.) It is the intent and understanding of each party hereto that if, in an action before any court or agency legally empowered to enforce the covenants contained in this Section 2, any terms, restriction, covenant or promise contained herein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

        (2.) A breach by either party of the agreements contained in this
      Section 2 would cause irreparable harm to the other party which is not adequately measurable by money damages and that, accordingly, in the event of such breach, in addition to any and all other rights the non-breaching party may have, including without limitation, rights at law and in equity, and in the case of the Company any right to terminate and/or recover payments previously made to Ward, the non-breaching party shall be entitled to equitable remedies in the nature of injunctive relief to stop any existing breaches and to prohibit any future breaches.

        (3.) In the event of any material breach by Ward of any provision of this Section 2, the Company may, by written notice, elect to terminate its obligations under this Agreement; provided, however, that Ward shall have the opportunity to cure, within fifteen (15) business days after such notice, any inadvertent or unwillful breach by Ward, and in the event of such a cure by Ward, the termination by the Company pursuant to this paragraph (iii) shall not take effect. In the event of termination by the Company, all payments to Ward otherwise required to be provided by the Company under the provisions of Section 3 shall cease, and Ward shall be required to return any payments previously received but relating to periods after the date of such breach; provided that Ward shall be entitled to receive or retain any payment of a benefit which had fully accrued as of the date of such breach.

    3. Consideration. As consideration for the agreements of Ward set forth in Section 2 above, the Company agrees to pay Ward the sum of $300,000.00 on March 2, 2001, $216,468.00 on April 6, 2001, and the further sum of $214,594.00 on June 1, 2002. Ward shall be responsible for payment of all taxes due on the payments made by the Company hereunder, and shall furnish the Company with a copy of IRS Form 4669 filed by him in 2002 evidencing payment of taxes by him.

    4. Notices. All notices or other communications required or permitted hereunder shall be sufficient if in writing and delivered personally, by reputable commercial delivery service, by registered mail, return receipt requested, or by facsimile to the address designated by the relevant party. Such notice shall be deemed to have been given upon such delivery or three
  (3) days after deposit in the U.S. mail, as the case may be.

    5. Assignment and Succession. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns, and Ward's rights and obligations hereunder shall inure to the benefit of and be binding upon Ward's legal representatives or designated beneficiaries.

    6. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior oral or written communications relating thereto. This Agreement may not be changed or amended orally.

    7. Applicable Law. This Agreement shall at all times be construed, interpreted and enforced in accordance with the laws of the State of Illinois as applicable to agreements entered into in, and to be performed entirely within, the State of Illinois.

  In Witness Whereof, the Company has caused this Agreement to be signed by its duly authorized officer and Ward has signed this Agreement as of the day and year first above written.

                                          /s/ Jonathan P. Ward
                                          -------------------------------------
                                          Jonathan P. Ward

                                          R. R. DONNELLEY & SONS COMPANY

                                             /s/ Monica M. Fohrman
                                          By: _________________________________